Exhibit 10.1

ARIS WATER SOLUTIONS, INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

1.           Purpose.  The purpose of the Aris Water Solutions, Inc. Executive Change in Control Severance Plan (the “Plan”) is to enable Aris Water Solutions, Inc., a Delaware corporation, to reinforce and encourage the continued attention and dedication of Participants (as defined below) to their assigned duties in the event the Company (as defined below) undergoes a Change in Control (as defined below).

2.           Term.  The Plan shall be effective as of June 8, 2022. The Plan shall remain in effect until modified or terminated pursuant to Section 9.

3.           Definitions.

(a)          “Base Pay” means the Participant’s annual base salary, determined as of the Termination Date (as defined below), excluding overtime, bonuses, incentive compensation or any other special payments. Base Pay is used to compute the amount of the Severance Benefit.

(b)          “Board” means the Board of Directors of the Company.

(c)          “Cause” has the meaning set forth in set forth in the Aris Water Solutions, Inc. 2021 Equity Incentive Plan or any successor equity incentive plan adopted by the Company.

(d)         “Change in Control” has the meaning set forth in the Aris Water Solutions, Inc. 2021 Equity Incentive Plan or any successor equity incentive plan adopted by the Company.

(e)          “CIC Protection Period” means the period commencing ninety (90) days prior to the Closing and ending on the date that is one year following the Closing.

(f)          “Closing” means the date on which a Change in Control is consummated.

(g)          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(h)          “COBRA Multiplier” means the applicable COBRA multiplier for the Participant’s Tier as set forth on Exhibit A.

(i)           “Code” means the Internal Revenue Code of 1986 and any guidance and regulations promulgated thereunder.

(j)          “Committee” means the Compensation Committee of the Board or another duly constituted committee of the Board designated by the Board as the Committee hereunder.

(k)        “Company” means Aris Water Solutions, Inc. and its affiliated companies and subsidiaries, and following the Closing, shall include any successor.

(l)          “Disability” shall occur upon the Participant becoming eligible for disability benefits under the Company’s long-term disability plan, or, if earlier, upon the Participant becoming eligible for Social Security disability benefits.

(m)        “Good Reason” has the meaning ascribed to any such term in any employment agreement between the Participant and the Company, or if no such term is defined in such agreement, means (i) a material diminution in the Participant’s duties, authority or responsibilities from those in effect immediately prior to a Change in Control; (ii) a material reduction in the Participant’s base pay or target annual bonus opportunity in effect immediately prior to a Change in Control; or (iii) a relocation of the Participant’s principal place of employment to a location that is more than 50 miles from his or her place of employment immediately prior to a Change in Control, provided that a relocation from a principal place of employment that is not one of the Company’s principal office locations to one of the Company’s principal office locations shall not constitute “Good Reason”. Notwithstanding the foregoing, any assertion by the Participant of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (i) the Participant provides written notice to the Company of the condition claimed to constitute Good Reason within 90 days of the initial existence of such condition and during the CIC Protection Period and (ii) the Company fails to remedy such condition within 30 days of receiving such written notice thereof; and provided, further, that in all events the termination of the Participant’s employment with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than 12 months following the initial existence of the condition claimed to constitute “Good Reason.”

(n)          “Participant” means an employee of the Company who participates in the Plan pursuant to Section 4.

(o)          “Qualifying Termination” means a termination of the Participant’s employment with the Company by the Company without Cause (excluding by reason of death or Disability) or by the Participant for Good Reason, in each case, during the CIC Protection Period.

(p)          “Severance Benefits” means:

(i)          A lump sum payment in an amount equal to the Participant’s Severance Multiplier multiplied by the Participant’s Base Pay, payable within sixty (60) days following the Termination Date;

(ii)        Payment of the Participant’s earned but unpaid annual bonus, if any, for the fiscal year preceding the fiscal year in which the Termination Date occurs, payable on the date when bonuses for such fiscal year are otherwise paid to the Company’s executives for such fiscal year and in all events in the fiscal year that includes the Termination Date;

(iii)         A lump sum payment in an amount equal to the Participant’s Severance Multiplier multiplied by the Participant’s target annual bonus for the fiscal year in which the Termination Date occurs, payable within sixty (60) days following the Termination Date;

(iv)          A lump sum payment in an amount equal to a pro-rata portion of the target annual bonus that the Participant was eligible to earn for the fiscal year in which the Termination Date occurs, based on the number of days the Participant is employed during such fiscal year, payable within sixty (60) days following the Termination Date;

(v)       A lump sum payment in an amount equal to (A) the Participant’s COBRA Multiplier times (B) the monthly premiums for the Participant’s and the Participant’s covered dependents’ participation in the Company’s group health plans pursuant to COBRA, less the amount of employee contributions that would apply to such participation if the Participant were an active employee, each determined as of the Termination Date, payable within sixty (60) days following the Termination Date; and

(vi)          Notwithstanding any provision of the Aris Water Solutions, Inc. 2021 Equity Incentive Plan (or any successor equity incentive plan) or any applicable award agreement to the contrary, effective as of the Termination Date, all of the Participant’s outstanding unvested restricted stock units (and any other outstanding and unvested equity incentive awards) shall become immediately vested and no longer subject to forfeiture.  With respect to any performance-based restricted stock units, all performance goals or other vesting criteria will be deemed achieved at the greater of 100% of target or the actual achievement through the Termination Date and all other terms and conditions will be deemed met. In the event that a Participant’s employment is terminated by the Company without Cause (excluding by reason of death or Disability) or by the Participant for Good Reason prior to the consummation of a Change in Control and (A) such termination of employment results in the forfeiture of unvested restricted stock units (and any other outstanding and unvested equity incentive awards) and (B) a Change in Control is consummated within ninety (90) days thereafter, in lieu of the accelerated vesting described in this clause (vi), the Participant shall be entitled to receive an additional lump sum payment in an amount equal to the value of such forfeited equity awards as if such awards remained outstanding and vested upon the consummation of the Change in Control, which amount shall be payable within sixty (60) days following the Termination Date.

(q)       “Termination Date” means the date of the Participant’s termination of employment with the Company. In the event that a Participant’s employment is terminated by the Company without Cause (excluding by reason of death or Disability) or by the Participant for Good Reason prior to the consummation of a Change in Control and a Change in Control is consummated within ninety (90) days thereafter, for all purposes under this Plan the date of the Change in Control shall be deemed the Participant’s Termination Date.

4.         Eligibility.  Employees selected by the Committee shall be eligible to participate in the Plan upon execution of a Participation Agreement with the Company in the form attached hereto as Exhibit B (a “Participation Agreement”).

5.           Severance Benefits.

(a)        Qualifying Termination.  Upon a Participant’s Qualifying Termination, subject to Section 5(c), such Participant will receive the Severance Benefits.

(b)         Other Termination.  In the event that a Participant’s employment is terminated other than as the result of a Qualifying Termination, then such Participant shall not be entitled to receive any payments or benefits under this Plan. For the avoidance of doubt, a Participant shall not be entitled to receive any payments or benefits under this Plan in the event that such Participant’s employment is terminated by the Company for Cause or such Participant resigns without Good Reason (including as a result of a retirement), such Participant dies, such Participant terminates employment as a result of Disability or such Participant’s termination of employment occurs for any reason outside of the CIC Protection Period.

(c)          Conditions to Severance Benefits.  Payment of the Severance Benefits shall be subject to (i) the Participant’s execution (and non-revocation) of a general release of claims in a customary form reasonably provided by the Company (the “Release”) within the time period specified therein, (ii) the Release becoming effective and irrevocable in accordance with its terms within sixty (60) days following the Participant’s Termination Date and (iii) the Participant’s continued compliance in all material respects with any Restrictive Covenants set forth in Exhibit A to the Participant’s Restricted Stock Unit Award Agreement.

6.           Administration.

(a)         In the event of any conflict or inconsistency between another document and the terms of the Plan, the terms and conditions of the Plan shall govern and control; provided, however, that a Participant’s Participation Agreement will govern their participation in the Plan to the extent of any conflict between a Participation Agreement and the Plan.

(b)        The Plan shall be administered by the Committee in its sole and absolute discretion, and all determinations by the Committee shall be final, binding and conclusive on all parties and be given the maximum possible deference allowed by law.

(c)         The Committee shall have the authority, consistent with the terms of the Plan, to (i) designate Participants, (ii) determine the terms and conditions relating to the Severance Benefit, if any, (iii) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan, (iv) establish, amend, suspend or waive any rules and procedures with respect to the Plan, and (v) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan, including, without limitation, the timing and amount of payments. The Committee may delegate to one or more of the officers of the Company the authority to act on behalf of the Committee.

7.          Funding.  The obligations of the Company under the Plan are not funded through contributions to a trust or otherwise, and all benefits shall be payable from the general assets of the Company. Nothing contained in the Plan shall give a Participant any right, title or interest in any property of the Company. Participants shall be mere unsecured creditors of the Company.

8.           Section 409A.

(a)         Compliance.  Notwithstanding anything herein to the contrary, this Plan is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from or in compliance with Section 409A of the Code. To the extent that the Company determines that any provision of this Plan would cause a Participant to incur any additional tax or interest under Section 409A of the Code, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A of the Code. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participants and the Company without violating the provisions of Section 409A of the Code. Notwithstanding any of the foregoing to the contrary, none of the Company or its subsidiaries or affiliates or any of their officers, directors, members, employees, agents, advisors, predecessors, successors, or equity holders shall have any liability for the failure of this Plan to be exempt from, or to comply with, the requirements of Section 409A of the Code. Each payment and/or benefit provided hereunder shall be a payment in a series of separate payments for purposes of Section 409A of the Code.

(b)        Separation from Service.  Notwithstanding anything in this Plan to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan unless such termination is also a “separation from service” within the meaning of Section 409A of the Code.

(c)         Specified Employee.  Notwithstanding anything in this Plan to the contrary, if a Participant is deemed to be a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of Participant’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (whether under this Plan or any other plan, program or payroll practice) and which do not otherwise qualify under the exemptions under Treasury Regulations Section 1.409A-1 (including the short-term deferral exemption and the permitted payments under Treasury Regulations Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to Participant in a lump sum on the earlier of (i) the date which is six months and one day after Participant’s “separation from service” (as such term is defined in Section 409A of the Code) for any reason other than death, and (ii) the date of Participant’s death.

9.           Amendment or Termination.  Except as otherwise provided in the applicable Participation Agreement, prior to a Closing, the Committee may amend or terminate the Plan at any time, without notice, and for any or no reason, except as prohibited by law. During the CIC Protection Period or at any time during the twelve (12) months thereafter, the Company and the Committee may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action, that (i) prevents that Participant from becoming eligible for the Severance Benefits under the Plan, or (ii) reduces or alters to the detriment of the Participant the Severance Benefits payable, or potentially payable, to a Participant under the Plan (including imposing additional conditions).

10.         At-Will Employment.  Nothing in this Plan or any other act of the Company shall be considered effective to change a Participant’s status as an at-will employee or guarantee any duration of employment. Either the Company or a Participant may terminate the employment relationship at any time, for any reason or no reason, and with or without advance notice.

11.         Transfer and Assignment.  In no event may any Participant sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution, or other legal process. In no event may the Company assign its obligations under the Plan, except as provided in Section 13 or to a person or entity which is a credit-worthy affiliate.

12.         Severability.  If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

13.         Successors.  Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

14.         Withholding; Taxes.  The Company shall withhold from any Severance Benefits all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions.

15.         Compensation.  Benefits payable hereunder shall not constitute compensation under any other plan or arrangement, except as expressly provided in such plan or arrangement.

16.        Interpretation.  Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements, plans and instruments refer to such laws, regulations, contracts, agreements, plans and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in the Plan refer to United States dollars. The word “or” is not exclusive. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.”

17.         Entire Agreement.  This Plan and the Participation Agreements represent the entire agreement of the Company and the Participants with respect to the subject matter hereof and supersede all prior understandings, whether written or oral. This Plan replaces any and all severance pay plans, policies, practices, agreements, arrangements or programs, written or unwritten, that the Company or any predecessor employer of the Company may have had in effect for eligible Participants from time to time prior to the Effective Date.

18.        Governing Law.  The provisions of the Plan will be construed, administered, and enforced in accordance with the laws of the State of Texas without regard to its choice of law provisions.

19.          Certain Excise Taxes.  Notwithstanding anything to the contrary in this Plan, if a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the Severance Benefit provided for under this Plan, together with any other payments and benefits which the Participant has the right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Severance Benefit provided for under this Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Participant from the Company will be one dollar ($1.00) less than three times the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Participant shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to the Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the payments provided hereunder is necessary shall be made by a nationally recognized accounting or consulting firm selected by the Company in good faith. If a reduced payment is made or provided and through error or otherwise that payment, when aggregated with other payments and benefits from the Company used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Participant’s base amount, then the Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Plan shall require the Company to be responsible for, or have any liability or obligation with respect to, the Participant’s excise tax liabilities under Section 4999 of the Code.

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EXHIBIT A

Tier	Qualifying Termination
	Severance Multiplier	COBRA Multiplier
Tier 1	3.00	24
Tier 2	2.50	18
Tier 3	2.00	12
Tier 4	1.00	12

EXHIBIT B

ARIS WATER SOLUTIONS, INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

FORM OF PARTICIPATION AGREEMENT

This Participation Agreement (this “Agreement”) is made and entered into by and between [●] (the “Participant”) and Aris Water Solutions, Inc. (the “Company”) effective as of ______________, 20____.

The Company maintains the Aris Water Solutions, Inc. Executive Change in Control Severance Plan (as amended from time to time, the “Plan”). Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Plan. The Plan provides severance payments and benefits in connection with a participant’s Qualifying Termination.

By signing this Agreement, the Participant acknowledges and agrees that the Participant has read and understands all of the terms of the Plan and this Agreement and that the Participant agrees to participate in the Plan with a Tier [__] Severance Multiplier and COBRA Multiplier. The Participant acknowledges and agrees that such participation is subject to the terms and conditions of the Plan.

Miscellaneous:

(a)          This Agreement shall be governed in all respects by the laws of the State of Texas without regard to the principles of conflict of law.

(b)        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)         This Agreement and the Plan represent the entire agreement between the parties with respect to the subject matter hereof and may not be amended except in a writing signed by the Company and the Participant. If any dispute should arise under this Agreement, it shall be settled in accordance with the terms of the Plan.

(d)          This Agreement shall be binding on the executors, heirs, administrators, successors and assigns of the Participant and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the Participant and the Company hereto have executed this Agreement as of the date first set forth above.

ARIS WATER SOLUTIONS, INC.

Name:
Title:

PARTICIPANT

Name:

Signature Page to
Participation Agreement